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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                AMENDMENT NO. 31
                                       TO
                                 SCHEDULE 14D-9

          Solicitation/Recommendation Statement under Section 14(d)(4)
                     of the Securities Exchange Act of 1934
           (with respect to the Offer by General Dynamics Corporation and Grail Acquisition Corporation)

                              --------------------

                         NEWPORT NEWS SHIPBUILDING INC.
                            (Name of Subject Company)

                         NEWPORT NEWS SHIPBUILDING INC.
                        (Name of Person Filing Statement)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
             (INCLUDING ASSOCIATED SERIES A PARTICIPATING CUMULATIVE
                        PREFERRED STOCK PURCHASE RIGHTS)
                         (Title of Class of Securities)

                                    652228107
                      (CUSIP Number of Class of Securities)

                            STEPHEN B. CLARKSON, ESQ.
                         NEWPORT NEWS SHIPBUILDING INC.
                             4101 WASHINGTON AVENUE
                             NEWPORT NEWS, VA 23607
                                 (757) 380-2000

                  (Name, Address and Telephone Number of Person
        Authorized to Receive Notices and Communications on Behalf of the
                            Persons Filing Statement)
                         ------------------------------
                                 With copies to:
                               Richard Hall, Esq.
                             Cravath, Swaine & Moore
                                825 Eighth Avenue
                               New York, NY 10019
                                 (212) 474-1000

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[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.




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                                                                               2

     Newport News Shipbuilding Inc., a Delaware corporation (the "Company"), hereby amends and supplements its Solicitation/Recommendation Statement on
Schedule 14D-9, originally filed with the SEC on May 4, 2001 and as amended and supplemented prior to the date hereof (the "General Dynamics Schedule 14D-9"), with respect to the offer by Grail Acquisition Corporation (the "Purchaser"), a wholly owned subsidiary of General Dynamics Corporation, a Delaware corporation ("General Dynamics"), to purchase all the issued and outstanding Shares of the Company. Capitalized terms not defined herein have the meanings assigned thereto in the General Dynamics Schedule 14D-9.

ITEM 8. ADDITIONAL INFORMATION

     Item 8 of the General Dynamics Schedule 14D-9 is hereby amended and supplemented by adding the following text to the end thereof:

     On October 6, 2001, Northrop Grumman and the Company entered into a confidentiality agreement. The text of this agreement is attached hereto as Exhibit (a)(5)(T) and is incorporated herein by reference.

     On October 8, 2001, General Dynamics announced that it has extended the General Dynamics Offer for all outstanding Shares of the Company from October 5, 2001 to October 12, 2001, at midnight E.D.T.

ITEM 9. EXHIBITS

     Item 9 of the Schedule 14D-9 is hereby amended and supplemented by adding the following text thereto:

    (a)(5)(T) Confidentiality Agreement between Northrop Grumman and the Company (filed as Exhibit (e)(1) to the Northrop Grumman Schedule 14D-9 and incorporated herein by reference).


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                                                                               3

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        NEWPORT NEWS SHIPBUILDING INC.


                                              By: /s/ STEPHEN B. CLARKSON
                                                  ----------------------------
                                                  Name:  Stephen B. Clarkson
                                                  Title: Vice President,
                                                         General Counsel and
                                                         Secretary


Dated: October 9, 2001




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                                                                               4

                                INDEX TO EXHIBITS

Exhibit No.         Description
------------        --------------

*(a)(1)(A)          Offer to Purchase dated May 4, 2001 (filed
                    as Exhibit (a)(1)(i) to the Schedule TO of General Dynamics Corporation and Grail
                    Acquisition Corporation filed with the SEC on May 4, 2001 (the "General Dynamics
                    Schedule TO") and incorporated herein by reference).

*(a)(1)(B)          Form of Letter of Transmittal (filed as
                    Exhibit (a)(1)(ii) to the General Dynamics
                    Schedule TO and incorporated herein by
                    reference).

*(a)(1)(C)          Form of Notice of Guaranteed Delivery
                    (filed as Exhibit (a)(1)(i) to the General
                    Dynamics Schedule TO and incorporated
                    herein by reference).

*(a)(1)(D)          Form of Letter to Brokers, Dealers,
                    Commercial Banks, Trust Companies and
                    other Nominees (filed as Exhibit (a)(5)(i) to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(1)(E)          Form of Letter to Clients for Use by
                    Brokers, Dealers, Commercial Banks, Trust
                    Companies and other Nominees (filed as
                    Exhibit (a)(5)(ii) to the General Dynamics
                    Schedule TO and incorporated herein by
                    reference).

*(a)(1)(F)          Guidelines for Certification of Taxpayer
                    Identification Number on Substitute Form
                    W-9 (filed as Exhibit (a)(5)(iii) to the
                    General Dynamics Schedule TO and
                    incorporated herein by reference).

*(a)(1)(G)          Summary Advertisement published on May 4,
                    2001 (filed as Exhibit (a)(5)(v) to the
                    General Dynamics Schedule TO and
                    incorporated herein by reference).

*(a)(2)             Letter to stockholders from William P. Fricks dated May 4,
                    2001.

(a)(3)              Not Applicable.




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                                                                               5

 (a)(4)             Not Applicable.

*(a)(5)(A)          Opinion of Credit Suisse First Boston
                    Corporation dated April 24, 2001 (Included as Annex B hereto).

*(a)(5)(B)          Information Statement pursuant to Section
                    14(f) of the Securities Exchange Act
                    (Included as Annex A hereto).

*(a)(5)(C)          Text of press release issued by the
                    Company, dated May 9, 2001, and letter
                    from Northrop Grumman to the Company,
                    dated May 8, 2001.

*(a)(5)(D)          Complaint filed by Patricia Heinmuller in
                    the Court of Chancery of the State of
                    Delaware, in and for New Castle County, on May 9, 2001 (filed as Exhibit (a)(5)(vii) to Amendment No. 2 to the General Dynamics
                    Schedule TO and incorporated herein by
                    reference).

*(a)(5)(E)          Complaint filed by Ellis Investments, Ltd. in the Court of
                    Chancery of the State of Delaware, in and for New Castle
                    County, on May 10, 2001 (filed as Exhibit (a)(5)(viii) to
                    Amendment No. 2 to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(5)(F)          Complaint filed by David Bovie in the
                    Court of Chancery of the State of
                    Delaware, in and for New Castle County, on May 10, 2001 (filed as Exhibit(a)(5)(ix) to Amendment No. 2 to the General Dynamics
                    Schedule TO and incorporated herein by
                    reference).

*(a)(5)(G)          Complaint filed by Efrem Weitschner, in
                    the Court of Chancery of the State of
                    Delaware, in and for New Castle County, on May 11, 2001 (filed as Exhibit (a)(5)(x) to Amendment No. 2 to the General Dynamics
                    Schedule TO and incorporated herein by
                    reference).

*(a)(5)(H)          Complaint filed by Eric van Gelder, in the
                    Court of Chancery of the State of
                    Delaware, in and for New Castle County, on May 16, 2001 (filed as Exhibit (a)(5)(xi) to Amendment No. 3 to the General Dynamics
                    Schedule TO and incorporated herein by
                    reference).

*(a)(5)(I)          Text of press release, dated May 25, 2001
                    (filed as Exhibit (a)(5)(xii) to General
                    Dynamics' Schedule TO and incorporated
                    herein by reference).




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                                                                               6

*(a)(5)(J)          Text of press release issued by General
                    Dynamics, dated June 4, 2001 (filed as
                    Exhibit (a)(5)(xiii) to General Dynamics'
                    Schedule TO and incorporated herein by
                    reference).

*(a)(5)(K)          Text of press release issued by the
                    Company, dated June 6, 2001 (filed as
                    Exhibit (a)(5)(G) to the Northrop Grumman
                    Schedule 14D-9 and incorporated herein by reference).

*(a)(5)(L)          Northrop Grumman Schedule 14D-9 filed with
                    the SEC on June 6, 2001 and incorporated herein by reference.

*(a)(5)(M)          Text of the June 2001, Volume 1 edition of
                    the For Your Benefit Newsletter, issued
                    and distributed by the Company on June 6, 2001.

*(a)(5)(N)          Text of letter from Kent Kresa to William
                    B. Fricks, dated June 15, 2001 (filed as
                    Exhibit (a)(5)(I) to the Northrop Grumman
                    Schedule 14D-9 and incorporated herein by reference).

*(a)(5)(O)          Text of press release issued by Northrop
                    Grumman, dated June 21, 2001 (filed as
                    Exhibit (a)(5)(G) to the Northrop Grumman
                    Schedule TO and incorporated herein by
                    reference).

*(a)(5)(P)          Text of press release issued by General
                    Dynamics, dated June 25, 2001 (filed as
                    Exhibit (a)(5)(xiv) to the General
                    Dynamics Schedule TO and incorporated
                    herein by reference).

*(a)(5)(Q)          Text of press release issued by the
                    Company, dated October 4, 2001.

*(a)(5)(R)          Text of letter from Kent Kresa to
                    William B. Fricks, dated October
                    4, 2001.

*(a)(5)(S)          Text of press release issued by
                    the Company, dated October 5,
                    2001.

(a)(5)(T) Confidentiality Agreement between Northrop Grumman and the Company (filed as Exhibit (e)(1) to the Northrop Grumman Schedule 14D-9 and incorporated herein by reference).




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                                                                               7


*(e)(1) Agreement and Plan of Merger, dated April 24, 2001, among General Dynamics, the Purchaser and the Company (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K dated April 25, 2001 and incorporated herein by reference).

*(e)(2)             Confidentiality Agreement, dated March 26,
                    2001, between General Dynamics and the
                    Company (filed as Exhibit (d)(2) to the
                    General Dynamics Schedule TO and
                    incorporated herein by reference).

*(e)(3) Amendment No. 1, dated as of April 24, 2001, to the Rights Agreement dated as of June 10, 1998, between the Company and First Chicago Trust Company of New York (now EquiServe Trust Company, N.A.) (filed as Exhibit 2 to the Company's Form 8-A/A dated April 25, 2001 and incorporated herein by reference).

(g)                 Not Applicable.


* Previously filed.